UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2010

ENERGY CONVERSION DEVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8403	38-1749884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 293-0440

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
On December 29, 2010, Energy Conversion Devices, Inc. (the “Company”) entered into an exchange agreement with a holder of the Company’s 3.00% Convertible Senior Notes due 2013 (the “Notes”), whereby the Company agreed to issue a total of 1,069,792 shares of common stock, par value $0.01 per share (the “Common Stock”), along with a cash payment for any unpaid interest on such Notes accrued through the date of the exchange, in exchange for an aggregate principal amount of $6,500,000 of the Notes held by such holder of the Notes. The Company expects this exchange transaction to close on December 31, 2010.
On December 30, 2010, the Company closed a previously announced exchange transaction involving the issuance of an aggregate principal amount of up to $14.5 million held by a holder of the Notes for up to 2.386 million shares of the Company’s common stock. Based on the operation of the formula used for the transaction, the Company issued 2,331,563 shares of the Company’s common stock, along with a cash payment for any unpaid interest on such Notes accrued through the date of the exchange, in exchange for $14,500,000 aggregate principal amount of Notes.
The exchanges described in this Form 8-K are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof. The Company may, from time to time, conduct additional exchanges for Notes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.
By:	/s/ Jay B. Knoll
	Name:	Jay B. Knoll
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer

Date: December 30, 2010